UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-17F-2

CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR

INVESTMENTS IN THE CUSTODY OF

MANAGEMENT INVESTMENT COMPANIES

PURSUANT TO RULE N-17F-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:			Date Examination completed:
811-06135			March 9, 2023

2. State Identification Number:

AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO

3. Exact name of investment company as specified in registration statement:

Templeton Institutional Funds International Equity Series

4. Address of principal executive office: (number, street, city, state, zip code)

300 S.E. 2nd Street, Fort Lauderdale, FL 33301-1923

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Report of Independent Registered Public Accounting Firm

To the Boards of Trustees and Management of:

Franklin Custodian Funds
Franklin ETF Trust
Franklin Floating Rate Master Trust
Franklin Fund Allocator Series
Franklin Global Trust
Franklin Gold and Precious Metals Fund
Franklin High Income Trust
Franklin Investors Securities Trust
Franklin Limited Duration Income Trust
Franklin Managed Trust
Franklin Real Estate Securities Trust
Franklin Strategic Mortgage Portfolio
Franklin Strategic Series
Franklin Templeton ETF Trust
Franklin Templeton Variable Insurance Products Trust
Franklin Universal Trust
Franklin U.S. Government Money Fund
Institutional Fiduciary Trust
Templeton China World Fund
Templeton Developing Markets Trust
Templeton Emerging Markets Fund
Templeton Emerging Markets Income Fund
Templeton Funds
Templeton Global Income Fund
Templeton Global Investment Trust
Templeton Income Trust
Templeton Institutional Funds

And the Boards of Directors and Management of:
Templeton Dragon Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the Funds listed in Attachment A (collectively, the “Funds”) complied with the requirements of subsections (b) and

(c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of September 30, 2021. The Funds’ management is responsible for its assertion and the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance with the specified requirements based on our examination.

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Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of September 30, 2021, and with respect to agreement of security purchases and sales, for the period from April 1, 2021 (see Attachment A for details) through September 30, 2021:

- Confirmation of all securities held by Franklin Templeton Investors Services, Inc. (the “Transfer Agent”), as they pertain to the security positions owned by the Funds and held in book entry form

- Reconciliation of all such securities to the books and records of the Funds and the Transfer Agent

- Agreement of 381 security purchases and 421 security sales across the Funds since our last report from the books and records of the Funds to the records of the Transfer Agent

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds’ compliance with the specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management's assertion that the Funds listed in Attachment A complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of September 30, 2021 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Boards of Trustees or Boards of Directors of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than the specified parties.

/s/PRICEWATERHOUSECOOPERS, LLP

March 9, 2023

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Attachment A

Templeton Global Investment Trust:	Examination Period
Templeton Emerging Markets Small Cap Fund a	April 1, 2021 – September 30, 2021
Templeton Global Balanced Fund a	April 1, 2021 – September 30, 2021
Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Fund a	April 1, 2021 – September 30, 2021
Franklin Strategic Series:
Franklin Biotechnology Discovery Fund a	April 1, 2021 – September 30, 2021
Franklin Growth Opportunities Fund a	April 1, 2021 – September 30, 2021
Franklin Natural Resources Fund a	April 1, 2021 – September 30, 2021
Franklin Small Cap Growth Fund a	April 1, 2021 – September 30, 2021
Franklin Small-Mid Cap Growth Fund a	April 1, 2021 – September 30, 2021
Franklin Strategic Income Fund a	April 1, 2021 – September 30, 2021
Franklin Templeton SMACS: Series E a	April 1, 2021 – September 30, 2021
Franklin Templeton SMACS: Series I a	April 1, 2021 – September 30, 2021
Franklin High Income Trust:
Franklin High Income Fund a	April 1, 2021 – September 30, 2021
Institutional Fiduciary Trust:
Money Market Portfolio a	April 1, 2021 – September 30, 2021
Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund a	April 1, 2021 – September 30, 2021
Franklin International Growth Fund a	April 1, 2021 – September 30, 2021
Franklin U.S. Government Money Fund a	April 1, 2021 – September 30, 2021
Franklin Gold and Precious Metals Fund a	April 1, 2021 – September 30, 2021
Franklin Universal Trust a	April 1, 2021 – September 30, 2021
Templeton China World Fund a	April 1, 2021 – September 30, 2021
Templeton Emerging Markets Fund a	April 1, 2021 – September 30, 2021
Templeton Emerging Markets Income Fund a	April 1, 2021 – September 30, 2021
Templeton Funds:
Templeton International Climate Change Fund a	April 1, 2021 – September 30, 2021

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Templeton Global Income Fund a	April 1, 2021 – September 30, 2021
Templeton Income Trust:
Templeton Emerging Markets Bond Fund a	April 1, 2021 – September 30, 2021
Templeton Global Bond Fund a	April 1, 2021 – September 30, 2021
Templeton Global Total Return Fund a	April 1, 2021 – September 30, 2021
Templeton International Bond Fund a	April 1, 2021 – September 30, 2021
Franklin Custodian Funds:
Franklin DynaTech Fund a	April 1, 2021 – September 30, 2021
Franklin Growth Fund a	April 1, 2021 – September 30, 2021
Franklin Income Fund a	April 1, 2021 – September 30, 2021
Franklin U.S. Government Securities Fund a	April 1, 2021 – September 30, 2021
Franklin Utilities Fund a	April 1, 2021 – September 30, 2021
Franklin Focused Growth Fund a	April 1, 2021 – September 30, 2021
Franklin Strategic Mortgage Portfolio a	April 1, 2021 – September 30, 2021
Franklin Investors Securities Trust:
Franklin Adjustable U.S. Government Securities Fund a	April 1, 2021 – September 30, 2021
Franklin Convertible Securities Fund a	April 1, 2021 – September 30, 2021
Franklin Equity Income Fund a	April 1, 2021 – September 30, 2021
Franklin Floating Rate Daily Access Fund a	April 1, 2021 – September 30, 2021
Franklin Low Duration Total Return Fund a	April 1, 2021 – September 30, 2021
Franklin Managed Income Fund a	April 1, 2021 – September 30, 2021
Franklin Total Return Fund a	April 1, 2021 – September 30, 2021
Templeton Developing Markets Trust a	April 1, 2021 – September 30, 2021
Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund a	April 1, 2021 – September 30, 2021
Franklin Corefolio Allocation Fund a	April 1, 2021 – September 30, 2021
Franklin Emerging Market Core Equity (IU) Fund a	April 1, 2021 – September 30, 2021
Franklin Global Allocation Fund a	April 1, 2021 – September 30, 2021
Franklin Growth Allocation Fund a	April 1, 2021 – September 30, 2021
Franklin International Core Equity (IU) Fund a	April 1, 2021 – September 30, 2021
Franklin LifeSmart Retirement Income Fund a	April 1, 2021 – September 30, 2021
Franklin LifeSmart 2020 Retirement Target Fund a	April 1, 2021 – September 30, 2021
Franklin LifeSmart 2025 Retirement Target Fund a	April 1, 2021 – September 30, 2021
Franklin LifeSmart 2030 Retirement Target Fund a	April 1, 2021 – September 30, 2021
Franklin LifeSmart 2035 Retirement Target Fund a	April 1, 2021 – September 30, 2021
Franklin LifeSmart 2040 Retirement Target Fund a	April 1, 2021 – September 30, 2021

4

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Franklin LifeSmart 2045 Retirement Target Fund a	April 1, 2021 – September 30, 2021
Franklin LifeSmart 2050 Retirement Target Fund a	April 1, 2021 – September 30, 2021
Franklin LifeSmart 2055 Retirement Target Fund a	April 1, 2021 – September 30, 2021
Franklin LifeSmart 2060 Retirement Target Fund a	April 1, 2021 – September 30, 2021
Franklin Moderate Allocation Fund a	April 1, 2021 – September 30, 2021
Franklin Payout 2021 Fund [a]	April 1, 2021 – September 30, 2021
Franklin Payout 2022 Fund [a]	April 1, 2021 – September 30, 2021
Franklin U.S. Core Equity (IU) Fund a	April 1, 2021 – September 30, 2021
Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Fund a	April 1, 2021 – September 30, 2021
Franklin DynaTech VIP Fund a	April 1, 2021 – September 30, 2021
Franklin Income VIP Fund a	April 1, 2021 – September 30, 2021
Franklin Rising Dividends VIP Fund a	April 1, 2021 – September 30, 2021
Franklin Small Cap Value VIP Fund a	April 1, 2021 – September 30, 2021
Franklin Small-Mid Cap Growth VIP Fund a	April 1, 2021 – September 30, 2021
Franklin Strategic Income VIP Fund a	April 1, 2021 – September 30, 2021
Franklin VolSmart Allocation VIP Fund a	April 1, 2021 – September 30, 2021
Templeton Developing Markets VIP Fund a	April 1, 2021 – September 30, 2021
Templeton Foreign VIP Fund a	April 1, 2021 – September 30, 2021
Templeton Global Bond VIP Fund a	April 1, 2021 – September 30, 2021
Templeton Dragon Fund, Inc. a	April 1, 2021 – September 30, 2021
Templeton Institutional Funds:
International Equity Series a	April 1, 2021 – September 30, 2021
Franklin ETF Trust:
Franklin Liberty Short Duration U.S. Government ETF a	April 1, 2021 – September 30, 2021
Franklin Equity Portfolio a	April 1, 2021 – September 30, 2021
Franklin Fixed Income Portfolio a	April 1, 2021 – September 30, 2021
Franklin Floating Rate Master Trust:
Franklin Floating Rate Income Fund a	April 1, 2021 – September 30, 2021
Franklin Floating Rate Master Series a	April 1, 2021 – September 30, 2021
Franklin Limited Duration Income Trust a	April 1, 2021 – September 30, 2021
Franklin Managed Trust:
Franklin Rising Dividends Fund a	April 1, 2021 – September 30, 2021
Franklin Templeton ETF Trust:
Franklin LibertyQ U.S. Equity ETF a	April 1, 2021 – September 30, 2021
Franklin LibertyQ U.S. Mid Cap Equity ETF a	April 1, 2021 – September 30, 2021
Franklin LibertyQ U.S. Small Cap Equity ETF a	April 1, 2021 – September 30, 2021
Franklin Liberty Ultra Short Bond ETF a	April 1, 2021 – September 30, 2021
Franklin Liberty U.S. Treasury Bond ETF a	April 1, 2021 – September 30, 2021
Franklin FTSE Asia ex Japan ETF a	April 1, 2021 – September 30, 2021
Franklin FTSE China ETF a	April 1, 2021 – September 30, 2021
Franklin FTSE Europe Hedged ETF a	April 1, 2021 – September 30, 2021
Franklin FTSE Japan ETF a	April 1, 2021 – September 30, 2021

Franklin FTSE Japan Hedged ETF a	April 1, 2021 – September 30, 2021
Franklin FTSE United Kingdom ETF a	April 1, 2021 – September 30, 2021
Franklin U.S. Core Bond ETF a	April 1, 2021 – September 30, 2021
Franklin Exponential Data ETF b	April 1, 2021 – September 30, 2021

Legend:

a: March 31, 2021 represents the date of our last examination.

b: Fund was not in scope for the March 31, 2021 examination.

Franklin Templeton Services, LLC

3355 Data Drive

Rancho Cordova, CA 95670

tel (800) 632.2350

franklintempleton.com

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

We, as members of management of the Franklin Templeton Funds indicated in Attachment A (the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of September 30, 2021, and for the periods indicated in Attachment A.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of September 30, 2021, and for the periods indicated in Attachment A, with respect to securities reflected in the investment accounts of the Funds.

By:

/s/MATTHEW T. HINKLE

Matthew T. Hinkle

Chief Executive Officer - Finance and Administration

Franklin Templeton Group of Funds

Date November 27, 2023

/s/CHRISTOPHER KINGS

Christopher Kings

Chief Financial Officer, Chief Accounting Officer and Treasurer

Franklin Funds

Templeton Funds

Date November 27, 2023

/s/VIVEK PAI

Vivek Pai

Chief Financial Officer, Chief Accounting Officer and Treasurer

Franklin Templeton ETF Trust

Franklin ETF Trust

Date November 27, 2023

Attachment A

Templeton Global Investment Trust:	Examination Period
Templeton Emerging Markets Small Cap Fund a	April 1, 2021 – September 30, 2021
Templeton Global Balanced Fund a	April 1, 2021 – September 30, 2021
Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Fund a	April 1, 2021 – September 30, 2021
Franklin Strategic Series:
Franklin Biotechnology Discovery Fund a	April 1, 2021 – September 30, 2021
Franklin Growth Opportunities Fund a	April 1, 2021 – September 30, 2021
Franklin Natural Resources Fund a	April 1, 2021 – September 30, 2021
Franklin Small Cap Growth Fund a	April 1, 2021 – September 30, 2021
Franklin Small-Mid Cap Growth Fund a	April 1, 2021 – September 30, 2021
Franklin Strategic Income Fund a	April 1, 2021 – September 30, 2021
Franklin Templeton SMACS: Series E a	April 1, 2021 – September 30, 2021
Franklin Templeton SMACS: Series I a	April 1, 2021 – September 30, 2021
Franklin High Income Trust:
Franklin High Income Fund a	April 1, 2021 – September 30, 2021
Institutional Fiduciary Trust:
Money Market Portfolio a	April 1, 2021 – September 30, 2021
Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund a	April 1, 2021 – September 30, 2021
Franklin International Growth Fund a	April 1, 2021 – September 30, 2021
Franklin U.S. Government Money Fund a	April 1, 2021 – September 30, 2021
Franklin Gold and Precious Metals Fund a	April 1, 2021 – September 30, 2021
Franklin Universal Trust a	April 1, 2021 – September 30, 2021
Templeton China World Fund a	April 1, 2021 – September 30, 2021
Templeton Emerging Markets Fund a	April 1, 2021 – September 30, 2021
Templeton Emerging Markets Income Fund a	April 1, 2021 – September 30, 2021
Templeton Funds:
Templeton International Climate Change Fund a	April 1, 2021 – September 30, 2021

Templeton Global Income Fund a	April 1, 2021 – September 30, 2021
Templeton Income Trust:
Templeton Emerging Markets Bond Fund a	April 1, 2021 – September 30, 2021
Templeton Global Bond Fund a	April 1, 2021 – September 30, 2021
Templeton Global Total Return Fund a	April 1, 2021 – September 30, 2021
Templeton International Bond Fund a	April 1, 2021 – September 30, 2021
Franklin Custodian Funds:
Franklin DynaTech Fund a	April 1, 2021 – September 30, 2021
Franklin Growth Fund a	April 1, 2021 – September 30, 2021
Franklin Income Fund a	April 1, 2021 – September 30, 2021
Franklin U.S. Government Securities Fund a	April 1, 2021 – September 30, 2021
Franklin Utilities Fund a	April 1, 2021 – September 30, 2021

Franklin Focused Growth Fund a	April 1, 2021 – September 30, 2021
Franklin Strategic Mortgage Portfolio a	April 1, 2021 – September 30, 2021
Franklin Investors Securities Trust:
Franklin Adjustable U.S. Government Securities Fund a	April 1, 2021 – September 30, 2021
Franklin Convertible Securities Fund a	April 1, 2021 – September 30, 2021
Franklin Equity Income Fund a	April 1, 2021 – September 30, 2021
Franklin Floating Rate Daily Access Fund a	April 1, 2021 – September 30, 2021
Franklin Low Duration Total Return Fund a	April 1, 2021 – September 30, 2021
Franklin Managed Income Fund a	April 1, 2021 – September 30, 2021
Franklin Total Return Fund a	April 1, 2021 – September 30, 2021
Templeton Developing Markets Trust a	April 1, 2021 – September 30, 2021
Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund a	April 1, 2021 – September 30, 2021
Franklin Corefolio Allocation Fund a	April 1, 2021 – September 30, 2021
Franklin Emerging Market Core Equity (IU) Fund a	April 1, 2021 – September 30, 2021
Franklin Global Allocation Fund a	April 1, 2021 – September 30, 2021
Franklin Growth Allocation Fund a	April 1, 2021 – September 30, 2021
Franklin International Core Equity (IU) Fund a	April 1, 2021 – September 30, 2021
Franklin LifeSmart Retirement Income Fund a	April 1, 2021 – September 30, 2021
Franklin LifeSmart 2020 Retirement Target Fund a	April 1, 2021 – September 30, 2021
Franklin LifeSmart 2025 Retirement Target Fund a	April 1, 2021 – September 30, 2021
Franklin LifeSmart 2030 Retirement Target Fund a	April 1, 2021 – September 30, 2021
Franklin LifeSmart 2035 Retirement Target Fund a	April 1, 2021 – September 30, 2021
Franklin LifeSmart 2040 Retirement Target Fund a	April 1, 2021 – September 30, 2021
Franklin LifeSmart 2045 Retirement Target Fund a	April 1, 2021 – September 30, 2021
Franklin LifeSmart 2050 Retirement Target Fund a	April 1, 2021 – September 30, 2021
Franklin LifeSmart 2055 Retirement Target Fund a	April 1, 2021 – September 30, 2021
Franklin LifeSmart 2060 Retirement Target Fund a	April 1, 2021 – September 30, 2021
Franklin Moderate Allocation Fund a	April 1, 2021 – September 30, 2021
Franklin Payout 2021 Fund [a]	April 1, 2021 – September 30, 2021
Franklin Payout 2022 Fund [a]	April 1, 2021 – September 30, 2021
Franklin U.S. Core Equity (IU) Fund a	April 1, 2021 – September 30, 2021
Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Fund a	April 1, 2021 – September 30, 2021
Franklin DynaTech VIP Fund a	April 1, 2021 – September 30, 2021
Franklin Income VIP Fund a	April 1, 2021 – September 30, 2021
Franklin Rising Dividends VIP Fund a	April 1, 2021 – September 30, 2021
Franklin Small Cap Value VIP Fund a	April 1, 2021 – September 30, 2021
Franklin Small-Mid Cap Growth VIP Fund a	April 1, 2021 – September 30, 2021
Franklin Strategic Income VIP Fund a	April 1, 2021 – September 30, 2021
Franklin VolSmart Allocation VIP Fund a	April 1, 2021 – September 30, 2021
Templeton Developing Markets VIP Fund a	April 1, 2021 – September 30, 2021
Templeton Foreign VIP Fund a	April 1, 2021 – September 30, 2021
Templeton Global Bond VIP Fund a	April 1, 2021 – September 30, 2021

Templeton Dragon Fund, Inc. a	April 1, 2021 – September 30, 2021
Templeton Institutional Funds:
International Equity Series a	April 1, 2021 – September 30, 2021
Franklin ETF Trust:
Franklin Liberty Short Duration U.S. Government ETF a	April 1, 2021 – September 30, 2021
Franklin Equity Portfolio a	April 1, 2021 – September 30, 2021
Franklin Fixed Income Portfolio a	April 1, 2021 – September 30, 2021
Franklin Floating Rate Master Trust:
Franklin Floating Rate Income Fund a	April 1, 2021 – September 30, 2021
Franklin Floating Rate Master Series a	April 1, 2021 – September 30, 2021
Franklin Limited Duration Income Trust a	April 1, 2021 – September 30, 2021
Franklin Managed Trust:
Franklin Rising Dividends Fund a	April 1, 2021 – September 30, 2021
Franklin Templeton ETF Trust:
Franklin LibertyQ U.S. Equity ETF a	April 1, 2021 – September 30, 2021
Franklin LibertyQ U.S. Mid Cap Equity ETF a	April 1, 2021 – September 30, 2021
Franklin LibertyQ U.S. Small Cap Equity ETF a	April 1, 2021 – September 30, 2021
Franklin Liberty Ultra Short Bond ETF a	April 1, 2021 – September 30, 2021
Franklin Liberty U.S. Treasury Bond ETF a	April 1, 2021 – September 30, 2021
Franklin FTSE Asia ex Japan ETF a	April 1, 2021 – September 30, 2021
Franklin FTSE China ETF a	April 1, 2021 – September 30, 2021
Franklin FTSE Europe Hedged ETF a	April 1, 2021 – September 30, 2021
Franklin FTSE Japan ETF a	April 1, 2021 – September 30, 2021
Franklin FTSE Japan Hedged ETF a	April 1, 2021 – September 30, 2021
Franklin FTSE United Kingdom ETF a	April 1, 2021 – September 30, 2021
Franklin U.S. Core Bond ETF a	April 1, 2021 – September 30, 2021
Franklin Exponential Data ETF b	April 1, 2021 – September 30, 2021

Legend:

a: March 31, 2021 represents the date of our last examination.

b: Fund was not in scope for the March 31, 2021 examination.